TELECONNECT, INC. ACQUIRES NETHERLANDS BASED MEDIAWIZZ

Acquisition of MediaWizz Enables Teleconnect to Expand Points of Sale Throughout Europe Using Proprietary Multimedia Kiosks

MADRID, Spain, June 21, 2007 (BUSINESS WIRE) - Teleconnect, Inc. (OTCBB:TLCO) announced the acquisition of MediaWizz (trade name of PhotoWizz B.V), through a stock purchase agreement effective on June 15, 2007.

MediaWizz is a private company based in the Netherlands. MediaWizz is engaged in the design, commercialization and distribution of its proprietary multimedia kiosk which facilitates real-time online transactions such as phone recharges, ring tone downloads, and photo printing.

MediaWizz forecasts revenues for the years 2007 and 2008 to exceed US$1.5 million and US$4 million respectively based on contracts in several European countries. Teleconnect reported 2006 revenues (audited) of US$4,65 million.

The full purchase price of US$562,500 was paid in Teleconnect restricted shares valued at US$ 0.10 each. Teleconnect also contributed EUR250,000 (US$325,000) in working capital. This working capital is paid in 20 monthly installments.

There was no material relationship between the Company and the previous MediaWizz shareholders prior to the entry into and performance of the Agreement.

Teleconnect President Gustavo Gómez highlights “The acquisition of this technology company allows Teleconnect to position itself quickly to enter other European countries with state-of-the-art Kiosks supporting online-transaction capabilities. This will greatly facilitate the distribution of Teleconnect rechargeable communications products into new markets. As mentioned in our Press Release of June 19th, 2007, the Company continues to develop new products and is well advanced in the negotiations for other potential acquisitions.”

To be included in the corporate e-mail database for press releases and industry updates, please send an e-mail to the investor relations department at ir@teleconnect.es

About Teleconnect:

Teleconnect Inc. is a telecommunications company with subsidiaries in Spain and The Netherlands, offering very competitive pre-paid communications services and recharging solutions. Teleconnect Inc. is traded on a U.S. stock exchange, the Over The Counter Bulletin Board (OTCBB) with trading symbol TLCO.

Forward Looking Statements:

Except for the historical information contained herein, the statements in this press release are forward-looking statements that involve risks and uncertainties. Potential risks and uncertainties include, without limitation, continued competitive pressures in the marketplace; the effect competitive and economic factors and the Company's reaction to them may have on consumer and business buying decisions with respect to the Company's products; the ability of the Company to make timely delivery of new products and successful technological innovations to the marketplace; the continued availability of certain components and services essential to the Company's business currently obtained by the Company from sole or limited sources. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the SEC

SOURCE: Teleconnect Inc.

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